SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Investment House Funds

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The Investment House, LLC

February 9, 2023

Dear Shareholder and Client,

I am writing to inform you of an upcoming Special Meeting of the shareholders of The Investment House Growth Fund (the “Fund”), to be held at 10:30 a.m., Eastern time, on Wednesday, March 15, 2023. At this meeting you are being asked to vote on the approval of an investment management agreement between the Fund and The Investment House LLC (“TIHL”). The Board of Trustees of your Fund believes that this proposal is in the Fund’s and your best interest.

Normally, as your investment adviser, we would follow your standing instructions and vote all proxies on your behalf. However, in this situation, since the issue at hand is the approval of a management agreement with TIHL, we believe it’s imperative that we reach out to you and confirm your voting preference. With that being said, please take a few minutes and review the attached proxy statement and let us know if you have any questions or concerns. The proxy statement includes detailed information about TIHL, the Board of Trustees of the Fund and the management agreement. The management agreement will not result in a fee increase to you. In addition, we want to stress that the Board of Trustees of your Fund believes that this proposal is in the Fund’s and your best interest and recommends that you vote “FOR” the proposal (i.e. the new management agreement with TIHL).

Attached to this email is the proxy statement. After you complete your review of the proxy statement, please take a moment and let us know your voting preference by replying to this email. In your email be sure and clearly state your voting preference: FOR, AGAINST or ABSTAIN. If you have any questions please contact at David Kahn (310) 873-3024.

We appreciate your consideration of this important proposal. Thank you for investing with The Investment House Growth Fund and for your continued support.

Sincerely yours,

THE INVESTMENT HOUSE LLC

Timothy J. Wahl

President

The Investment House, LLC

Mailing Address: 5940 S. Rainbow Blvd. Suite 400 PMB 57150 Las Vegas, NV 89118 310-873-3020